HUBBELL INCORPORATED
PERFORMANCE SHARE AWARD
HUBBELL INCORPORATED 2005 INCENTIVE AWARD PLAN,
AS AMENDED AND RESTATED

Grant Date: [Grant Date] Performance Period: January 1, [_____] – December 31, [____]

As noted in your Award notification letter, effective on the Grant Date, Hubbell Incorporated (the “Company”) has granted to you an award (the “Award”) of Performance Shares (the “Performance Shares”) in the amount set forth in your Award notification letter, which is your “target.” Each Performance Share represents the right to receive a share of the Company’s Common Stock (the “Common Stock”) subject to the fulfillment of the conditions set forth below. This Award is made pursuant to the terms of the Hubbell Incorporated 2005 Incentive Award Plan, as amended and restated (the “Plan”) and is subject to all of the terms and conditions contained therein. By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan, and any and all conditions established by the Company in connection with Awards issued under the Plan. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

On any date, one Performance Share has a value equal to the Fair Market Value of one share of Common Stock. Unless and until a Performance Share is earned, you will have no right to any shares of Common Stock. Prior to actual payment, vested Performance Shares represent only an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
The number of Performance Shares actually earned, and therefore the number of shares of Common Stock to be delivered will be measured as of the last day of the Performance Period according to Exhibit A hereto; provided, however, that no Performance Shares shall become earned and payable unless and until the Compensation Committee of the Board of Directors of the Company certifies that the performance criteria set forth on Exhibit A hereto have been met. Notwithstanding the foregoing, the target number of Performance Shares will be considered earned and Common Stock equivalent to the target will be payable upon your death or Permanent Disability while employed with the Company during the Performance Period. “Permanent Disability” as used in this Agreement means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months such that you are “disabled” within the meaning of Section 1.409A-3(i)(4) of the Treasury regulations, as reasonably determined by the Board of Directors in its discretion. In the case of a Change in Control, the number of Performance Shares actually earned and therefore the number of shares of Common Stock to be delivered will be determined in accordance with Section 10.2 of the Plan.

If during the Performance Period your termination of employment is (a) other than by reason of death, following your Permanent Disability or for Cause and (b) on or after age 55 and the sum of your age and service with the Company equals or exceeds 70 (a “Retirement”) you will be eligible to receive the number of Performance Shares you would have received if you had not retired prior to the end of the Performance Period multiplied by a fraction, the denominator of which is 36 and the numerator of which is the number of months elapsed during the Performance Period to the date of your Retirement. For this purpose “Cause” means (i) misconduct which is reasonably deemed to be prejudicial to the interest of the Company, (ii) utilization or disclosure of confidential information of the Company (or of any other entity learned in the course of your job) for reasons unrelated to your employment with the Company, (iii) willful failure to perform the material duties of your job, (iv) fraud in connection with the business affairs of the Company regardless of whether said conduct is designed to defraud the Company or otherwise, (v) violation of the code of conduct or material policies of the Company including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, or conflicts of interest, (vi) violation of any fiduciary duty owed to the Company, or (vii) conviction of, plea of no contest or guilty to a felony or other crime involving moral turpitude. Cause shall be determined by the Committee (or such officer of the Company as the Committee may delegate such authority) in its sole and exclusive discretion.

In the event of the termination of your employment or service with the Company and all of its Subsidiaries for any reason other than your death or Retirement or following your Permanent Disability, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without Cause or by mutual agreement prior to the last day of the Performance Period, you will forfeit all rights to the Performance Shares.

Once a Performance Share is considered earned and payable, the Company will cause to be issued the appropriate number of shares of Common Stock payable thereunder. Such shares will be issued in book form, unless you request the shares be issued in certificate form. Shares of Common Stock shall be issued, including in the event of your Retirement, during the calendar year following the calendar year in which the Performance Period ends, generally within the first 120 days of such calendar year, other than in the case of your death or Permanent Disability, in which case the shares of Common shall be issued within thirty (30) days following such event. In the case of a Change in Control, payment of earned and payable Performance Shares will be determined in accordance with Section 10.2 of the Plan.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising from this Award. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold shares of Common Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares of Common Stock with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation, (iv) paying the amount of the tax withholding obligation directly to the Company in cash, or (v) a combination of the foregoing; provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation.

The Performance Shares or any right or interest therein or part thereof are not transferable except by will or the laws of descent and distribution. Until delivery of the Common Stock upon payment of the Performance Shares, you have no rights or privileges of a stockholder of the Company by reason of this Award. Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your services at any time, nor confer upon you the right to continue in the service of the Company or any Subsidiary.

This Award of Performance Shares is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of this Award of Performance Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive awards of performance shares or other benefits in lieu of performance shares in the future. Future awards of performance shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions.

You acknowledge and agree to comply with the following covenants (the “Restrictive Covenants”), each of which is individually a material term of this Award and is a condition precedent to the Company making this Award, and is in addition to, and not in lieu of, any other restrictive covenants between you and the Company or any of its affiliates:

(i) You acknowledge that you have and will have possession of or access to apparatus, equipment, drawings, reports, manuals, invention records, customer lists, computer programs, or other material embodying trade secrets or confidential technical or business information of the Company (“Confidential Information”). You agree (a) not to use any such Confidential Information or material for yourself or others, and (b) not to take any such Confidential Information or reproductions of all or any portion thereof from Company facilities, in any case at any time during or after your employment by or service to the Company, except as required in your duties to the Company. You agree immediately to return all such Confidential Information and reproductions thereof in your possession to the Company upon request and in any event, upon termination of employment or service. Except with prior written authorization by the Company, you further agree not to disclose or publish any trade secret or Confidential Information of the Company or of another party to whom the Company owes an obligation of confidence, at any time during or after your employment by or service to the Company.

(ii) You agree that while providing services to the Company, you had and/or will have contact with and become aware of some, most or all of the customers of the Company, representatives of those customers, their names and addresses, specific customer and supplier needs and requirements, and leads and references to prospective customers. You agree that during the period of your employment or service with the Company and for the period beginning on the date of your termination of employment or service with the Company for any reason (the “Date of Termination”) and ending on the twelve-month anniversary thereof (such period, the “Restricted Period”), you will not directly or indirectly (a) solicit any person or entity to whom the Company has provided products or services, or any person or entity whom the Company is actively soliciting to provide products or services as of the Date of Termination, for the purpose of providing any product or service that is competitive with any product or service then offered by the Company or (b) accept business from any person or entity to whom the Company has provided products or services in the two (2) years immediately prior to the Date of Termination, where such acceptance of business concerns any product or service that is competitive with any product or service then offered by the Company. The restrictions set forth in this paragraph shall only apply to any person or entity with whom you had contact or about whom you received confidential information during the two (2) years immediately prior to the Date of Termination. For purposes of this paragraph, “contact” means interaction between you and the person or entity which takes place to further the business relationship with the Company, or performing services for the person or entity on behalf of the Company.

(iii) You agree that during the Restricted Period, you will not directly or indirectly solicit, recruit, hire or attempt to recruit or hire any other employee of the Company with whom you had contact during your employment with the Company. For purposes of this paragraph, “contact” means any interaction whatsoever between you and the other employee related to the Company.

(iv) You agree to the following restrictions: (a) during the Restricted Period, you will not, within the defined “geographic region,” directly or indirectly own, manage, operate, join or control or participate in the ownership management, operation or control of, or become a director or employee of, or a consultant to, any person, firm, or entity selling or distributing products that are competitive with the products you worked on during the two years immediately prior to the Date of Termination (each, a “Competitor”). For the purposes of this paragraph, if you were assigned a geographic territory while employed by or providing services to the Company, the term “geographic region” shall mean the countries, states, provinces, and/or cities within any geographic territory assigned to you within the two years immediately prior to the Date of Termination. For the purposes of this paragraph, if you were not assigned a geographic territory (such as for engineers or management personnel) the term “geographic region” shall mean (i) any countries, states, provinces, and/or cities where the Company sold or distributed the products you worked on or for which you were responsible during the two years immediately prior to the Date of Termination, or, if a court deems this geographic region overly broad, then (ii) the United States, or if a court deems this geographic region overly broad, then (iii) the state state(s) in which you regularly worked during the two years immediately prior to the Date of Termination.

(v) In the event you believe your activity in violation of these Restrictive Covenants would not harm the Company’s legitimate business interests, you may request that the Company waive the restrictions contained in this paragraph. Any such request shall be made in writing to the Company, c/o Hubbell Incorporated, 40 Waterview Drive, Shelton, CT 06484-1000, Attention: General Counsel, and shall identify the business with whom/which you seek to associate and describe the duties that you seek to perform. The Company has the sole discretion whether to grant such a waiver and no waiver of any restrictions under this provision shall be effective unless in writing and signed by an authorized representative of the Company.

(vi) You agree that the time, geographic, and scope limitations of the Restrictive Covenants are reasonable and necessary to protect the Company’s confidential information, trade secrets, and goodwill.

(vii) The terms of the Restrictive Covenants are severable. Any term or provision of the Restrictive Covenants that is held to be invalid or unenforceable shall be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Restrictive Covenants or affecting the validity or enforceability of any of the terms or provisions of the Restrictive Covenants. If any provisions of the Restrictive Covenants are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic, or scope limitations permissible. The Company expressly reserves the right to limit the scope of those covenants unilaterally.

(viii) The Restricted Period shall not expire, and shall be tolled, during any period in which you are in violation of any of the Restrictive Covenants set forth above.

(ix) You acknowledge and agree that (i) any breach or threatened breach of the Restrictive Covenants would cause irreparable harm to the Company, and (ii) monetary damages alone would not be an adequate remedy because they would be difficult or impossible to measure. Therefore, you further acknowledge and agree that in the case of any breach or threatened breach of the Restrictive Covenants, the Company shall be entitled to extraordinary relief, such as a temporary restraining order or injunction, in addition to any other available rights and remedies, including, but not limited to, any forfeiture or recoupment of any Award as described below.

(x) You agree that, if at any time following the date hereof you are found to have breached any Restrictive Covenant, you will pay the Company, in addition to any damages that may be awarded by the court or any forfeiture or recoupment of any Award, reasonable attorneys’ fees incurred by the Company to establish that breach, to obtain injunctive relief, and/or otherwise to enforce the Restrictive Covenants. You acknowledge that the Company shall be entitled to recover from you its reasonable attorneys’ fees if you unsuccessfully challenge the enforceability of the Restricted Covenants.

(xi) You agree that references to the Company in the Restrictive Covenants includes the “Company and its Subsidiaries” and that the scope of the foregoing and referenced agreements is reasonable and necessary in order to protect the interests of the Company and its Subsidiaries, and that the consideration to you with respect to the Restrictive Covenants was sufficient.

You agree and acknowledge that in addition to any injunctive relief to the Company, and notwithstanding anything in the Plan or this Agreement to the contrary, the Company may cause this Award to be forfeited and/or recouped (that is, returned to) the Company if you, during employment or service, or during the Restricted Period, engage in certain specified conduct, including but not limited to breach of (x) any of the Restrictive Covenants set forth above, (y) any non-solicitation, non-competition, confidentiality or other restrictive covenant agreement with the Company or any of its Subsidiaries, or (z) any other conduct by you that is determined by the Company to be detrimental to the business or reputation of the Company or any affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of the Award or to the applicable restrictions lapsing or any other benefit under the Award, you agree to abide by any compensation recovery policy and/or other policies adopted by the Company, Subsidiary, or an affiliate, each as in effect from time to time and to the extent applicable to you. Further, you shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under applicable law.

By electronically acknowledging and accepting this Award, you agree that your right to the applicable restrictions on the Award lapsing or any other benefit under the Award, or any portion thereof, is subject to you not having violated the foregoing Restrictive Covenants at any time during the term of the Award, and your acceptance of the applicable restrictions of the Award lapsing shall constitute your certification to the Company that you have not violated and will not violate the Restrictive Covenants at any time during the term of the Award.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

This Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. This Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a Performance Share Award or benefits in lieu of such Award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions.

This Award Agreement shall be governed by Connecticut law without regard to choice of law principles.

EXHIBIT A
The actual number of Performance Shares that may be received will be determined based upon the company’s performance over the Performance Period with respect to the following Performance Measures: (a) its relative sales growth (“RSG”), (b) OP Margin as a percentage of revenue (“OP Margin”) and (c) Trade Working Capital as a percentage of revenue (“TWC”) as compared to: (i) the RSG for companies who comprise the Standard & Poor’s Capital Goods 900 (the “Index”) and (ii) the Company’s strategic plan targets as determined by the Compensation Committee at the beginning of the Performance Period. The number of Performance Shares paid out based on the RSG, OP Margin and TWC measures will be determined based on Hubbell’s relative ranking/performance per the following schedule expressing actual award as a percentage of target award. The payouts will be rounded up to the nearest whole percentage.

Performance Measures	Weight	Index/ Goal	Target/Payout
Relative Sales Growth	34%	S&P Capital Goods 900	Performance Range* Payout >80% of Index 200% At 50% of Index 100% At 35% of Index 50% <35% of Index 0%
OP Margin (OP as % of Revenue)	33%	Strategic Plan Targets	OP * Payout <13.5% 0% 13.5% 50% 15% 100% 16.5% 200%
Trade Working Capital as % of Revenue	33%	Strategic Plan Targets	TWC * Payout >20% 0% 20% 50% 19% 100% 18.5% 200%
*Linear interpolation applies for payouts between the Targets shown in the table.
The payouts for the above referenced Performance Measures may be adjusted based on the Company’s total shareholder return (“TSR”) performance over the Performance Period, as compared to S&P Capital Goods 900 utilizing the following schedule:

		HUBB Relative TSR Percentile	Award Modifier
TSR Multiplier		>=75th	150%
		<=25th	50%
No adjustment will be made for relative TSR percentile between 25% and 75%.